EXHIBIT 10.6

      Letter of Intent with Oncology Sciences Corporation, November 6, 2003

                                                                November 6, 2003

Dr. Tony Milici
GeneThera, Inc.
3930 Youngfield Street
Wheatridge, CO 80033


Dear Dr. Milici:

      This letter evidences Oncology Sciences Corporation's (OSC) intent to enter into a business agreement with GeneThera, Inc. (GTHA) to develop tumor marker p65 diagnostic tests. The ultimate goal of this relationship is to develop two assays in parallel: one ELISA-based and one real-time PCR based. The mutual desire is to sell test kits (ELISA) to the research community to perform assays on-site and to offer real-time PCR assays at GTHA (and/or at a to-be-determined partner CLIA lab) on a fee-for-service basis. OSC will aid, ultimately, in the marketing of such tests. Data for FDA approval will also be acquired and compiled during the process.

      For the next 30 days, GTHA will, at its expense, and with the help of Drs. Slaga and Hanausek, perform certain experiments with the real-time PCR system using whole-blood samples and cell culture samples to assess feasibility of building an assay system with other GTHA technology.

      During this period GTHA will also gather information from its target investment community as to whether this development project between the companies will generate financial interest and thereby result in investment in GTHA. The resulting investment would be used by GTHA to pay OSC a license fee; to pay the necessary development costs for AMC Cancer Research Center (through a sponsored research agreement with OSC and AMC); to pay other related development costs for GTHA; to seek an OEM manufacturing company for the ELISA kit; and to seek CLIA lab acquisition or partnership opportunities.

      OSC warrants that is the exclusive licensee of United States Patents 5,310,653, 5,411,868, and 5,773,215 (the "p65 technology"). OSC agrees to maintain its rights with the licensor of the p65 technology during the option period of 30 days.

      It is specifically understood by the parties hereto that this is only a letter of intent and is not the actual contract for licensing and subsequent development of the p65 assays. If the scientific outcome and the financial interest-screening outcome are both favorable, then GTHA and OSC will attempt to enter into an agreement which may or may not include, among other things, the following:

      o GTHA will seek a to-be-determined amount in investment for this project
      o OSC will grant GTHA a sublicense to the p65 technology, subject to the terms and conditions of the license agreement governing OSC's rights to the p65 technology
      o GTHA shall pay OSC a license fee payment of 200,000 shares of GTHA common stock
      o GTHA will pay OSC $250,000 over a 12 month period for the ELISA development - to be used by OSC in a sponsored research agreement with AMC



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      o     GTHA shall invest a to-be-determined amountin real-time PCR assay development for the p65 technology
      o GTHA shall invest a minimum of $100,000 to work on manufacturing/scale up with partner for commercialization of ELISA kits (format, labeling, instructions, etc.)
      o GTHA shall invest a minimum of $150,000 for marketing and training materials for commercialization of both tests
      o OSC and GTHA will agree to a to-be-determined profit split upon commercialization of the kits
      o In the event new intellectual property is developed (e.g. a rnai therapeutic), such inventions will be owned jointly by OSC and GTHA.

Please contact me if you have any questions.

                                                     Sincerely,


                                                     Alan D. Andrews,
                                                     Vice President


Please indicate your agreement to the terms of this letter of intent with your signature below:

Dated:   November _______, 2003

By:___________________________
         Dr. Tony Milici, President
         GeneThera, Inc.